Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genesis HealthCare Corporation:

We consent to the use of our report dated June 17, 2005, with respect to the statements of net assets available for benefits of the Genesis HealthCare Corporation 401(K) Plan (the Plan) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the year ended December 31, 2004 and for the period December 1, 2003 (the inception of the Plan) through December 31, 2003, and the related schedule, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Plan.

                                                                                                                                                      /s/ KPMG LLP

Philadelphia, Pennsylvania
June 27, 2005